EXHIBIT 10.1

EXECUTION COPY

SECOND LIEN CREDIT AGREEMENT

dated as of

July 21, 2005,

among

CARRIZO OIL & GAS, INC.,

CCBM, INC.,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE,
as Administrative Agent and Collateral Agent

CREDIT SUISSE

as Sole Bookrunner and Sole Lead Arranger

i

SECTION 9.14.	Headings	72
SECTION 9.15.	Jurisdiction; Consent to Service of Process	72
SECTION 9.16.	Confidentiality	72
SECTION 9.17.	USA Patriot Act Notice	73
SECTION 9.18.	Intercreditor Agreement	73

SCHEDULES

Schedule 2.01	Lenders and Commitments
Schedule 4.01	No Violation
Schedule 4.03	Exceptions to Title
Schedule 4.04	Litigation
Schedule 6.04	Encumbrances
Schedule 6.05	Existing Debt
Schedule 6.08	Transactions with Affiliates

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Intercreditor Agreement
Exhibit E	Form of Mortgages
Exhibit F	Form of Revolving Credit Agreement Amendment
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Perfection Certificate

SECOND LIEN CREDIT AGREEMENT dated as of July 21, 2005, among CARRIZO OIL & GAS, INC., a Texas corporation (the “Borrower”), CCBM, INC., a Delaware corporation (“CCBM”), the Lenders (as defined in Article I), and CREDIT SUISSE, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

The Borrower has requested the Lenders to extend credit in the form of term loans on the Closing Date (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), in an aggregate principal amount not in excess of $150,000,000. The proceeds of such term loans are to be used (a) to repay all amounts outstanding under the Revolving Credit Agreement, (b) to redeem and repay all amounts outstanding or due under the Existing Notes, (c) to pay fees and expenses incurred in connection with the Transactions, including prepayment premiums in connection with the prepayment of the Senior Subordinated Notes, in an aggregate amount not to exceed $6,000,000 and (d) for general corporate purposes, including acquisitions permitted hereunder.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.   Defined Terms. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Agreement” shall mean this Second Lien Credit Agreement, as the same may from time to time be amended, modified, supplemented, or restated and in effect from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurodollar Loan, 6.00%, or (b) with respect to any ABR Loan, 5.00%.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean Carrizo Oil & Gas, Inc., a Texas corporation, together with its successors and assigns.

“Borrowing” shall mean Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” shall mean any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CCBM” shall mean CCBM, INC., a Delaware corporation and a Subsidiary of the Borrower, together with its successors and assigns.

A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than the Permitted Investors shall own, directly or indirectly, beneficially or of record, shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated, or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any Subsidiary shall occur under (and not be waived in accordance with) and as defined in the Revolving Credit Agreement or any material indenture or other loan or credit agreement or any other material debt instrument to which the Borrower or any Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean July 21, 2005.

“Collateral” shall mean the Mortgaged Properties and any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of the Secured Parties pursuant to the Collateral Documents.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Collateral Documents” shall collectively refer to the Mortgages, the Security Agreement, the Guarantee, the Intercreditor Agreement and any and all other documents now existing or hereafter entered into in which an Encumbrance is created on any property of the Borrower or of any other Person to secure all Obligations of the Borrower and each Guarantor under this Agreement, the Guarantee and any Hedging Agreement entered into with Credit Suisse in its capacity as Arranger hereunder, the Administrative Agent, a Lender or any affiliate of any of the foregoing.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Competitor” shall mean (a) any Person who is actively engaged in the Subject Business and (b) any affiliate of a Person identified in clause (a) above (it being agreed that an investment firm shall not be deemed to control a Person described in clause (a) above merely as a result of owning a minority interest in such Person if it does not otherwise control such Person).

“Consolidated Current Assets” shall mean the total of the Borrower’s consolidated current assets (excluding assets of Unrestricted Subsidiaries), including the amounts available for borrowing under the Revolving Credit Agreement, determined in accordance with GAAP. Current assets will not include non-cash assets, if any, arising from the marking to market of Hedging Agreements pursuant to SFAS No. 133 and related pronouncements.

“Consolidated Current Liabilities” shall mean the total of the Borrower’s consolidated current liabilities (excluding liabilities of Unrestricted Subsidiaries), excluding outstanding principal amounts due under the Revolving Credit Agreement, determined in accordance with GAAP. Current liabilities will not include (a) non-cash obligations, if any, arising from the marking to market of Hedging Agreements pursuant to SFAS No. 133 and related pronouncements or (b) the non-cash effects, if any, of the non-cash stock option re-pricing accrual.

“Core Operating Regions” shall mean, collectively, Texas and Louisiana (in each case, other than offshore areas).

“Current Ratio” shall mean the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

“Debt” shall mean without duplication: (a) indebtedness for borrowed money; (b) the face amounts of all outstanding standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of Borrower; (c) guarantees of the Debt of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) in each case for the purpose of paying or discharging the Debt of any other Person; and (d) the present value of all obligations for the payment of rent or hire of property of any kind (real or personal) under leases or lease agreements required to be capitalized under GAAP.

“Default” shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

“Defensible Title” shall mean, with respect to the assets of the Borrower (a) the title of the Borrower to such assets is free and clear of all Encumbrances of any kind whatsoever (except to the extent permitted by the Loan Documents), and (b) as to those wells for which a “working interest” and a “net revenue interest” are set forth on Schedule 4.03 (except to the extent disposed of or abandoned in accordance with the Loan Documents), the Borrower is entitled to receive the percentage of all Hydrocarbons produced, saved and marketed from such wells in an amount not less than the net revenue interest set forth therein, without reduction, suspension or termination throughout the duration of the productive life of such wells, and the Borrower is obligated to bear the percentage of costs and expenses related to the maintenance, development and operation of such wells in an amount not greater than the working interest set forth on such Schedule, without increase throughout the productive life of such wells, except increases that also result in a proportionate increase in net revenue interest and as set forth on such Schedule.

“Designated Title Exceptions” has the meaning given to such term in Section 4.03.

“Dispose” and “Disposition” shall have the meanings assigned to such terms in Section 6.02(a).

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA” shall mean the Borrower’s consolidated earnings determined in accordance with GAAP (excluding earnings of Unrestricted Subsidiaries) before interest expense, income taxes, depreciation, amortization, depletion, oil and gas asset impairment write downs, lease impairment expense, gains and losses from the sale of capital assets, and other non-cash charges. EBITDA shall not include non-cash effects of (i) the early extinguishment of long-term debt, (ii) CCBM’s equity investment in Pinnacle and (iii) stock option re-pricing expense.

“Encumbrances” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Encumbrance” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of the Agreement, the Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangements pursuant to which title to the property has been retained by or vested in some other Person for security purposes; provided, however, that the term “Encumbrance” shall not include a trust or similar arrangement established for the purpose of defeasing any indebtedness pursuant to the terms evidencing or providing for the issuance of such indebtedness but only to the extent that such defeasance is permitted under this Agreement.

“Environmental Laws” shall mean any federal, state, local or tribal statute, law, rule, regulation, ordinance, code, permit, consent, approval, license, written policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, injunction, consent decree or judgment, or other authorization or requirement whenever promulgated, issued or modified, including the requirement to register underground storage tanks, well plugging and abandonment requirements, and oil and gas waste disposal requirements relating to:

(i) emissions, discharges, spills, migration, movement, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials, or hazardous or toxic materials or wastes into or onto soil, land, ambient air, surface water, ground water, watercourses, publicly owned treatment works, drains, sewer systems, wetlands or septic systems;

(ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials or hazardous and/or toxic wastes, material, products or by-products containing Hazardous Materials (or of equipment or apparatus containing Hazardous Materials); or

(iii) otherwise relating to pollution or the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended, the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq., as amended, the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. §§ 1671 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended, and all comparable statutes of the States of Louisiana and Texas, and all comparable local Governmental Requirements in such states, and other environmental, conservation or protection laws in effect in any jurisdiction where any of the Mortgaged Properties of the Borrower are located.

“Environmental Liabilities” shall mean with respect to any Person, any and all liabilities, responsibilities, losses, sums paid in settlement of claims, obligations, charges, actions (formal or informal), claims (including claims for personal injury or for property damage), liens, administrative proceedings, damages (including loss or damage resulting from the occurrence of an Event of Default), punitive damages, consequential damages, treble damages, penalties, fines, monetary sanctions, interest, court costs, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage, or disposal costs, groundwater monitoring or environmental sampling costs, other causes of action and any other costs and expenses (including reasonable attorneys’, experts’, and consultants’ fees, costs of investigation and feasibility studies and disbursements in connection with any investigative, administrative or judicial proceeding), whether direct or indirect, known or unknown, absolute or contingent, past, present or future arising under, pursuant to or in connection with any Environmental Law, or any other binding obligation of such Person requiring abatement of pollution or protection of human health and the environment.

“Environmental Lien” shall mean an Encumbrance in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Materials into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Article VII.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).

“Existing Notes” shall mean the Senior Subordinated Notes and the Senior Subordinated Secured Notes.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated June 27, 2005, between the Borrower and the Administrative Agent.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” shall mean individually and collectively that certain Second Lien Commercial Guarantee of even date with this Agreement by CCBM in favor of the Administrative Agent for the ratable benefit of the Lenders, as amended and/or restated from time to time and in effect, and any Commercial Guarantee executed after the date of this Agreement by a Subsidiary in favor of the Administrative Agent for the ratable benefit of the Lenders, as amended and/or restated from time to time and in effect.

“Guarantor” shall mean individually and collectively, CCBM, and its successors and assigns, and any Subsidiary (excluding Unrestricted Subsidiaries) of the Borrower that executes a Guarantee.

“Hazardous Materials” shall mean (a) hazardous materials, hazardous wastes, and hazardous substances including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 C.F.R. § 172.101, as amended, or listed by the federal Environmental Protection Agency as hazardous substances under or pursuant to 40 C.F.R. Part 302, as amended, or substances, materials, contaminants or wastes which are or become regulated under any Environmental Law, including those substances, materials, contaminants or wastes as defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., as amended, the Occupational Safety and Health Act, 2 U.S.C. §§ 651 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended and the Natural Gas Pipeline

Safety Act of 1968, 49 U.S.C. §§ 1671 et seq., as amended, (b) all substances, materials, contaminants or wastes listed in all comparable statutes of the States of Louisiana and Texas and in comparable local Requirements of Law in such states, (c) acid gas, sour water streams or sour water vapor streams containing hydrogen sulfide or other forms of sulphur, sodium hydrosulfide and ammonia, (d) Hydrocarbons, (e) natural gas, synthetic gas, and any mixtures thereof, (f) asbestos and/or any material which contains 1% or more, by weight, of any hydrated mineral silicate, including but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable, (g) PCB’s, or PCB containing materials or fluids, (h) radon, (i) naturally occurring radioactive material, radioactive substances or waste, (j) salt water and other oil and gas wastes and (k) any other hazardous or noxious substance, material, pollutant, emission, or solid, liquid or gaseous waste.

“Hedging Agreement” shall mean (a) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (b) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction.

“Hydrocarbons” shall mean oil, gas, casing head gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products separated, settled and dehydrated therefrom and all products refined therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulphur and all other materials derived therefrom.

“Indebtedness” shall mean, at any time, (a) all obligations, indebtedness, and liabilities, whether now existing or arising in the future, of the Borrower and/or any Guarantor to the Lenders or any of them (or in the case of a Hedging Agreement or Rate Management Transaction, any affiliate thereof) pursuant to a Hedging Agreement or other commodity or price management transaction, (b) obligations of the Borrower under Rate Management Transactions (including all renewals, extensions, modifications, and substitution thereof and therefor) and all cancellations, buy backs, reversals, terminations, or assignments of Rate Management Transactions, and (c) the indebtedness of the Borrower under this Agreement, including principal, interest, costs, expenses and reasonable attorneys’ fees and all other fees, charges, costs and expenses for which the Borrower and/or any Guarantor is responsible under this Agreement or under any of the Related Documents.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Reserve Reports” shall mean the reserve reports of Ryder Scott Company L.P., Fairchild & Wells, Inc. and DeGolyer and MacNaughton, in each case setting forth, among other things, (a) the oil and gas properties owned directly by the Borrower and CCBM (other than immaterial properties excluded consistent with past practice) as of December 31, 2004, (b) the proved reserves attributable to such oil and gas properties and (c) a projection of the rate of production and net income of such proved reserves as of December 31, 2004.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, substantially in the form of Exhibit D, among the Borrower, the First Lien Collateral Agent (as defined therein) and the Collateral Agent, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations and capitalized interest), net of interest income, of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) on a consolidated basis with respect to all outstanding Obligations of the Borrower and its Subsidiaries (other than Non-Recourse Debt and Obligations of Unrestricted Subsidiaries) to the extent the promissory notes, leases or other instruments or agreements evidencing such Obligations require the payment of such interest in cash during such period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Leases” shall mean all present and future oil, gas and mineral leases or interests therein now owned or hereafter acquired by the Borrower that form part of the Mortgaged Properties.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“Liabilities” shall mean, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Loan Documents” shall mean this Agreement, the Guarantee, the Collateral Documents, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other Related Documents.

“Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Material Adverse Effect” shall mean, with respect to the Borrower and/or any Guarantor, as the case may be, an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of such Person.

“Maturity Date” shall mean July 21, 2010.

“Mortgaged Properties” shall mean the property and interests of the Borrower and/or any Guarantor that are encumbered by the Mortgages.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents and other security documents encumbering the properties referred to in the last sentence of Section 4.03 and delivered pursuant to Section 3.01(a), each substantially in the form of Exhibit E, and any and all mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents and other security documents executed after the date of this Agreement by Borrower and/or any Guarantor as security for the Indebtedness, in each case, as the same may be amended, supplemented and/or restated from time to time and in effect.

“Non-Recourse Debt” shall mean Obligations owed by CCBM to Rocky Mountain Gas, Inc., and Obligations of the Borrower and/or any Guarantor for which the

Borrower and/or any Guarantor, as the case may be, are not personally liable for payment of the Obligations.

“Obligations” of any Person shall mean Liabilities in any of the following categories: (a) Liabilities for borrowed money, (b) Liabilities constituting an obligation to pay the deferred purchase price of property or services, (c) Liabilities evidenced by a bond, debenture, note or similar instrument, (d) Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations), (e) Liabilities arising under Hedging Agreements, (f) Liabilities constituting principal under leases capitalized in accordance with GAAP, (g) Liabilities arising under conditional sales or other title retention agreements, (h) Liabilities owing under direct to indirect guarantees of Obligations of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Obligations of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Obligations, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection, (i) Liabilities (for example, repurchase agreements and sale/leaseback agreements) consisting of an obligation to purchase or lease securities or other property, if such Liabilities arises out of or in connection with the sale of the same or similar securities or property, (j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor, (k) Liabilities with respect to payments received in consideration of oil, gas or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), or (l) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor; provided, however, that the “Obligations” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 120 days past original invoice or billing date therefor.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit H.

“Permitted Disposition” shall mean any Disposition (a) of equipment which is worthless or obsolete, (b) of inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business, (c) of interests in oil and gas leases, or portions thereof (if released or abandoned but not otherwise sold or transferred), so long as no well situated on any such lease, or located on any unit containing all or any part thereof, is capable (or is subject to being made capable through commercially feasible operations) of producing oil, gas or other hydrocarbons or minerals in commercial quantities, (d) of cash and cash equivalents otherwise permitted under this Agreement, (e) constituting dividends and distributions permitted by Section 6.03, (f) constituting Permitted Encumbrances, and (g) constituting investments, loans and advances permitted by Section 6.06.

“Permitted Encumbrances” shall have the meaning ascribed to such term in Section 6.04.

“Permitted Investors” shall mean the directors, officers and other management employees of the Borrower that are shareholders of the Borrower on the Closing Date and their respective affiliates.

“Person” shall mean an individual or a corporation, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

“Pinnacle” shall mean Pinnacle Gas Resources, Inc., a Delaware corporation.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower.

“Proved Reserves” shall have the meaning assigned to such term in Section 6.02(a).

“Purchase Money Debt” shall mean Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Debt assumed in connection with the acquisition of any such assets or secured by an Encumbrance on any such assets prior to the acquisition thereof, and any extension, renewal or replacement of any such Debt.

“PV-10 Value” shall mean, as of any date of determination, the present value of estimated future revenues to be generated from the production of proved reserves on the Borrower’s and the Guarantors’ oil and gas properties as set forth in the most recent Reserve Reports delivered pursuant hereto, calculated in accordance with the Securities and Exchange Commission guidelines and using the previous 90-day average of the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. PV-10 Value shall be adjusted to give effect to the Hedging Agreements of the Borrower and the Guarantors then in effect.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and any Lender or affiliate thereof which is (a) an interest rate protection agreement, foreign currency exchange agreement or other interest or interest rate hedging agreement entered into in the ordinary course and not for speculative purposes or (b) a commodity price hedging agreement or arrangement entered into in the ordinary course and not for speculative purposes.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Related Documents” shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guarantees, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now existing or hereafter entered into, executed in connection with the Indebtedness.

“Related Parties” shall mean, with respect to any specified Person, such Person’s affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s affiliates.

“Release” shall mean any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment or into or out of any real property of the Borrower, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater and/or land which could reasonably be expected to form the basis of an Environmental Liability against the Borrower.

“Remedial Action” shall mean any action to (a) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they mitigate or do not endanger or threaten to endanger public health or welfare or the environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Reserve Reports” shall mean the reports delivered to the Administrative Agent pursuant to Sections 5.01(e) and (g). Until the Reserve Report dated as of June 30, 2005 is delivered to the Administrative Agent pursuant to Section 5.01(g), “Reserve Reports” shall mean the Initial Reserve Reports.

“Restricted Person” shall mean the Borrower and each Subsidiary, excluding Unrestricted Subsidiaries.

“Revolving Credit Agreement” shall mean the Second Amended and Restated Credit Agreement dated as of September 30, 2004, by and among the Borrower, CCBM, Hibernia National Bank, as administrative agent, Union Bank of California, N.A., as co-agent and Hibernia National Bank and Union Bank of California, N.A., as lenders, as amended by the First Amendment thereto dated as of October 29, 2004, and by the Second Amendment thereto dated as of April 27, 2005, and as further amended on the date hereof, as the same may be further amended, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Collateral Documents.

“Security Agreement” shall mean that certain Second Lien Stock Pledge and Security Agreement executed by the Borrower in favor of the Collateral Agent for the ratable benefit of the Secured Parties, of even date with this Agreement, affecting 100% of the outstanding stock of CCBM, as the same may be amended, supplemented, and/or restated from time to time and in effect.

“Senior Subordinated Notes” shall mean the Debt represented by that certain Amended and Restated Note dated June 7, 2004, in the original principal amount of $27,702,426.55, executed by the Borrower in favor of Steelhead Investments Ltd. pursuant to the Securities Purchase Agreement dated as of December 15, 1999, as amended by the First Amendment thereto dated as of June 7, 2004 and by the Second Amendment thereto dated as of October 29, 2004.

“Senior Subordinated Secured Notes” shall mean the Debt represented by those certain Notes dated May 31, 2005 in the original aggregate principal amount of $22,000,000, executed by the Borrower in favor of Steelhead Investments Ltd. pursuant to the Note Purchase Agreement dated as of October 29, 2004, as modified by the Assignment Agreement dated as of May 31, 2005.

“Solvent” shall mean, when used with respect to any Person on a particular day, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (d) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Business” shall mean the exploration, development, exploitation and production of natural gas and crude oil.

“Subsidiaries” shall mean at any date with respect to any Person all the corporations of which such Person at such date, directly or indirectly, owns more than 50% of the outstanding capital stock (excluding directors’ qualifying shares), and “Subsidiary” means any one of the Subsidiaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Tangible Net Worth” shall mean, with respect to any Person, the total assets of such Person (other than with respect to the Borrower, its Unrestricted Subsidiaries), on a consolidated basis, exclusive of (a) those assets classified as intangible, including goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges, (b) treasury stock and minority interests in any Person, (c) cash set apart and held in sinking or other analogous funds established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, allowances for depreciation, depletion, obsolescence and/or amortization of properties, uncollectible accounts, and contingent but probable liabilities as to which an amount can be established, (e) deferred taxes and (f) all assets arising from advances to officers, former officers or sales representatives of such Person or any of its Subsidiaries (other than with respect to the Borrower, its Unrestricted Subsidiaries) made outside the ordinary course of business; less total liabilities of such Person and its Subsidiaries (other than with respect to the Borrower, its Unrestricted Subsidiaries), on a consolidated basis, all of the above being determined in accordance with GAAP and, with respect to the Borrower, excluding the effect of any cumulative after-tax amounts of ceiling test write-downs pursuant to Rule 4.10 of Regulation S-X promulgated by the Securities and Exchange Commission and any balance sheet impact arising from the early extinguishment of long-term debt.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the New York Mercantile Exchange (or its successor) and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period though the 36th month in such period.

“Total Net Debt” shall have the meaning assigned to such term in Section 5.07(b).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (b) the repayment of all amounts outstanding under the Revolving Credit Agreement, (c) the redemption and repayment of all amounts due or outstanding under the Existing Notes, (d) the amendment of the Revolving Credit Agreement pursuant to an amendment in substantially the form of Exhibit F and (e) the payment of related fees and expenses, including prepayment premiums in connection with the prepayment of the Senior Subordinated Notes.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary designated as an Unrestricted Subsidiary by the Borrower’s Board of Directors in compliance with the following sentence, and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Borrower may at any time and from time to time designate any Subsidiary (other than CCBM or any other Guarantor) as an Unrestricted Subsidiary; provided that (i) no Default or Event of Default has occurred or is continuing at the time of such designation and after giving effect to such designation, (ii) immediately after such designation, no Restricted Person has any Liability to pay any Obligations of such Subsidiary, has in any way guaranteed any Obligations of such Subsidiary, or has any assets or properties (excluding a pledge of the equity interest in such Subsidiary) which are subject to any Encumbrance securing any Obligations of such Subsidiary, and (iii) notice of any such designation is promptly given to the Administrative Agent in writing.

“USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

SECTION 1.02.   Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

SECTION 1.03.   Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.

SECTION 1.04.   Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Eurocurrency Loan” or a “Eurocurrency Borrowing”).

ARTICLE II

The Credits

SECTION 2.01.   Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02.   Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $4,000,000.

(b)   Subject to Sections 2.08 and 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to

Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than six Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03.   Borrowing Procedure. In order to request the Borrowing to be made on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before such proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before such proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.   Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)   The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d)   The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e)   Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to

Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05.   Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the non-refundable administrative fees set forth in the Fee Letter at the times and in the amounts specified therein.

SECTION 2.06.   Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.

(b)   Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage.

(c)   Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07.   Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08.   Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09.   Termination of Commitments. The Commitments shall automatically terminate upon the earlier to occur of (i) the making of the Loans on the Closing Date and (ii) 5:00 p.m., New York City time, on July 31, 2005.

SECTION 2.10.   Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice (delivered by hand or by fax) (or telephone notice promptly confirmed by written notice (delivered by hand or by fax)) to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)   each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii)   if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii)   each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv)   if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15;

(v)   any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi)   any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii)   no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(viii)   upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Eurodollar Borrowing), such Eurodollar Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11.   Repayment of Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans (as adjusted from time to time pursuant to Sections 2.11(b) and 2.12) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
September 30, 2005	$375,000
December 31, 2005	$375,000

Repayment Date	Amount
March 31, 2006	$375,000
June 30, 2006	$375,000
September 30, 2006	$375,000
December 31, 2006	$375,000
March 31, 2007	$375,000
June 30, 2007	$375,000
September 30, 2007	$375,000
December 31, 2007	$375,000
March 31, 2008	$375,000
June 30, 2008	$375,000
September 30, 2008	$375,000
December 31, 2008	$375,000
March 31, 2009	$375,000
June 30, 2009	$375,000
September 30, 2009	$375,000
December 31, 2009	$375,000
March 31, 2010	$375,000
June 30, 2010	$375,000
Maturity Date	$142,500,000

(b)   In the event and on each occasion that the Commitments shall be reduced or shall expire or terminate other than as a result of the making of a Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c)   To the extent not previously paid, all Loans shall be due and payable on the Maturity Date together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d)   All repayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.12.   Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $4,000,000.

(b)   Optional prepayments of Loans shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under this Section 2.11.

(c)   Optional prepayments of Loans at any time during the applicable periods set forth in this Section 2.12(c) shall be accompanied by a payment of a prepayment fee in an amount (expressed as a percentage of the principal amount of the Loans to be repaid) equal to (i) 2.00%, if such prepayment occurs on or prior to the date that is one year after the Closing Date or (ii) 1.00%, if such prepayment occurs after the date that is one year after the Closing Date, but on or prior to the date that is two years after the Closing Date.

(d)   Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty, except as provided in Section 2.12(c). All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.12 if such prepayment would have resulted from a refinancing of the Loans, which refinancing shall not be consummated or shall otherwise be delayed.

SECTION 2.13.   Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)   If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   If any Lender claims compensation under this Section 2.13, such Lender shall simultaneously furnish to the Borrower a certificate of such Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above and (ii) in reasonable detail the basis for, and the calculation of, such additional amount or amounts, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered to the Borrower within 15 days after its receipt of the same.

(d)   Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period.

SECTION 2.14.   Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)   such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans), whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)   such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)   For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.15.   Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered to the Borrower within 15 days after its receipt of the same.

SECTION 2.16.   Pro Rata Treatment. Except as required under Section 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17.   Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any Guarantor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18.   Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)   Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

SECTION 2.19.   Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent and such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)   If the Administrative Agent or a Lender determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.19 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

SECTION 2.20.   Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.13 and 2.15); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13, notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.20(a).

(b)   If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE III

Conditions Precedent

SECTION 3.01.   Conditions Precedent to Making of Loans. The obligation of the Lenders to make Loans hereunder shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

(a)   The Borrower and each Guarantor that is to be a party thereto shall have executed and delivered to the Administrative Agent this Agreement, the Mortgages, the Security Agreement and all other documents required by this Agreement (including a promissory note that complies with the requirements of Section 2.04(e) in favor of each Lender that has requested a promissory note), all in form and substance and in such number of counterparts as may be required by the Administrative Agent;

(b)   CCBM shall have executed and delivered to the Administrative Agent this Agreement, the Guarantee, and all other documents required by this Agreement, all in form and substance and in such number of counterparts as may be required by the Administrative Agent;

(c)   The representations, warranties, and covenants of the Borrower as set forth in this Agreement, or in any Related Document furnished to the Administrative Agent and/or any Lender in connection herewith, shall be and remain true and correct as of such date (except to the extent specifically limited to a specified date);

(d)   The Administrative Agent shall have received favorable legal opinions of (i) counsel to the Borrower and CCBM covering the transactions contemplated by this Agreement and (ii) special Louisiana counsel to the Administrative Agent and Collateral Agent covering the enforceability and recordability of the Mortgage relating to properties in Louisiana, in each case, in form, scope and substance satisfactory to the Administrative Agent;

(e)   The Administrative Agent shall have received certified resolutions of the Borrower and CCBM authorizing the execution of all documents and instruments contemplated by this Agreement;

(f)   The Administrative Agent shall have received all fees, charges and expenses which are due and payable as specified in this Agreement and any Related Documents to be entered into on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder, under any Related Document to be entered into on or prior to the Closing Date or under any engagement or fee letter between the Borrower and the Administrative Agent relating to the credit facilities contemplated hereby;

(g)   No Default or Event of Default shall exist or shall result from the making of a Loan;

(h)   The Administrative Agent shall have received the articles of incorporation and bylaws, as amended, of each of the Borrower and CCBM ((x) in the case of such articles of incorporation, certified as of a recent date by the Secretary of State of the state of its organization and together with a certificate as to the good standing of each of the Borrower and CCBM as of a recent date, from such Secretary of State and (y) in the case of such bylaws, certified by the Secretary or Assistant Secretary of the Borrower and CCBM and together with such incumbency certificates as the Administrative Agent shall reasonably request), and the Administrative Agent’s counsel shall have reviewed the foregoing documents and shall be satisfied with the validity, due authorization and enforceability thereof and of all Related Documents and with all other legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the Related Documents;

(i)   The Administrative Agent shall have received evidence acceptable to it and its counsel that the security interests created pursuant to the Collateral Documents shall have a first priority position, subject only to Permitted Encumbrances and the Intercreditor Agreement;

(j)   The Borrower shall have complied with the procedures set forth in this Agreement for the making of Loans, including delivery to the Administrative Agent of a notice of Borrowing as required by Section 2.03;

(k)   There shall have occurred no Material Adverse Effect since December 31, 2004;

(l)   The Lenders shall be reasonably satisfied with their review prior to the date hereof of all environmental matters related to the Borrower and the Mortgaged Properties;

(m)   The Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that the Borrower is carrying insurance as required by Section 4.06;

(n)   To the extent requested by Administrative Agent and required by the Loan Documents, the Borrower shall have executed and delivered to the Administrative Agent blank form letters in lieu of division orders, in form and substance satisfactory to the Administrative Agent;

(o)   The Administrative Agent shall have received a copy of the Initial Reserve Reports, and the substance of such reports shall be satisfactory to the Lenders;

(p)   The Administrative Agent shall have received title opinions from counsel to the Borrower (or other title information reasonably acceptable to the Administrative Agent), dated as of a date reasonably acceptable to the Administrative Agent and covering the oil and gas properties of the Borrower and CCBM for which title opinions or other title information has been provided pursuant to the Revolving Credit Agreement, which opinions (or other title information reasonably acceptable to the Administrative Agent) must satisfy (in the Administrative Agent’s reasonable discretion) the first sentence of Section 4.03;

(q)   The Administrative Agent shall have received evidence acceptable to it and its counsel that all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Notes shall have been paid in full and all guarantees and security, if any, in support thereof discharged and released. Immediately after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Debt or preferred stock other than (i) Indebtedness outstanding under this Agreement, (ii) Debt outstanding under the Revolving Credit Agreement (it being acknowledged and agreed that the Borrower intends to repay all amounts outstanding under the Revolving Credit Agreement on or about the Closing Date) and (iii) Debt set forth on Schedule 6.05;

(r)   The Administrative Agent shall have received evidence acceptable to the Administrative Agent and its counsel that the Revolving Credit Agreement has been amended pursuant to an amendment in substantially the form of Exhibit F;

(s)   The Administrative Agent shall have received a certificate, dated the date hereof and signed by the chief financial officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (c) and (g) of this Section 3.01;

(t)   The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;

(u)   The Intercreditor Agreement shall have been duly executed by each of the parties thereto, and shall be in full force and effect; and

(v)   The Collateral Agent shall have received a Perfection Certificate with respect to the Borrower and the Guarantors dated the Closing Date and duly executed by the chief financial officer of the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower and the Guarantors in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such persons maintain Mortgaged Properties, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Encumbrances indicated in any such financing statement (or similar document) would be permitted under Section 6.04 or have been or will be contemporaneously released or terminated.

The Administrative Agent and the Lenders reserve the right, in their sole discretion, to waive any one or more of the foregoing conditions precedent.

ARTICLE IV

Representations and Warranties

The Borrower represents and warrants as of the Closing Date to the Administrative Agent and the Lenders as follows:

SECTION 4.01.   Corporate Authority of the Borrower. The Borrower is a corporation duly created, validly existing, and in good standing under the laws of the state its incorporation, and is duly qualified and in good standing as foreign corporation in Louisiana and all other jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents to which it is a party. The Borrower has the corporate power to enter into this Agreement, execute the Mortgages, the Security Agreement, the Intercreditor Agreement and each other Loan Document to which it is a party and to grant the liens and security interests in the Collateral in the manner and for the purpose contemplated by the Collateral Documents. The Borrower has the corporate power to perform its obligations hereunder and under the Loan Documents and Related Documents. The execution, delivery, and performance by the Borrower of the Loan Documents and Related Documents have all been duly authorized by all necessary corporate or company action, and do not and will not result in any violation by the Borrower of any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to the Borrower, or the articles of incorporation and bylaws of the Borrower. Except as set forth in Schedule 4.01 attached hereto, the making and performance by the Borrower of the Loan Documents and Related Documents do not and will not result in a breach of or constitute a default under the Revolving Credit Agreement or any material indenture or other loan or credit agreement or any other material agreement or instrument to which the Borrower is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Related Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower. Each of the Loan Documents and Related Documents to which the Borrower is a party constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.02.   Financial Statements. The balance sheet of the Borrower at December 31, 2004 and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to the Administrative Agent, fairly present in all material respects the financial condition of the Borrower at the date and for the period thereof. Such financial statements were audited by and accompanied by the unqualified opinion of Pannell Kerr Forster of Texas, P.C., independent public accountants. Such financial statements were prepared in conformity with GAAP and, except as otherwise disclosed to the Administrative Agent in writing prior to the date hereof, applied on a basis consistent with the preceding year. No Material Adverse Effect with respect to the Borrower and its Subsidiaries, taken as a whole, has occurred since December 31, 2004.

SECTION 4.03.   Title to Mortgaged Properties. Except as set forth on Schedule 4.03 attached hereto, the Borrower has Defensible Title to each Mortgaged Property having a book cost in excess of $200,000 (except to the extent that (a) such assets have thereafter been disposed of in compliance with this Agreement or (b) leases for such property have expired pursuant to their terms), in each case free and clear of all Encumbrances (other than Permitted Encumbrances), except (i) Encumbrances for taxes not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (ii) statutory Encumbrances (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar encumbrances) arising in the ordinary course of business to secure payments not yet due and payable or, if payable, that are being contested in good faith in the ordinary course of business, (iii) easements, restrictions, reservations or other encumbrances, as well as such imperfections or irregularities of title, if any, as are not material, (iv) obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable laws, rules, regulations and orders of any Governmental Authority, (v) all lessors’ royalties, overriding royalties, net profits interests, production payments, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production, (vi) the terms and conditions of joint operating agreements and other oil and gas contracts, (vii) all rights to consent by, required notices to, and filings with or other actions by governmental or tribal entities, if any, in connection with the change of ownership or control of an interest in federal, state, tribal or other domestic governmental oil and gas leases, if the same are customarily obtained subsequent to such change of ownership or control, but only insofar as such consents, notices, filings and other actions relate to the transactions contemplated by this Agreement, (viii) any preferential purchase rights, (ix) required third party consents to assignment, (x) conventional rights of reassignment prior to abandonment and (xi) the terms and provisions of oil and gas leases, unit agreements, pooling agreements, and other documents creating interests comprising the oil and gas properties; provided, however, the exceptions described in clauses (iv) through (xi) inclusive above are qualified to include only those exceptions in each case which do not operate to (A) reduce the net revenue interest of the Borrower below that set forth on Schedule 4.03, (B) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of the Borrower above that set forth on Schedule 4.03 without a proportionate increase in the net revenue interest of the Borrower or (C) increase the working interest of the Borrower above that set forth on Schedule 4.03 without a proportionate increase in the net revenue interest of the Borrower, and, provided further that the foregoing defects, limitations, liens and encumbrances, whether individually material or not, do not in the aggregate create a Material Adverse Effect upon the Borrower (the categories of exceptions in clauses (iv) through (xi), as so qualified and as any such exceptions may exist from time to time, being referred to as the “Designated Title Exceptions”). The Mortgages constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Designated Title Exceptions, Permitted Encumbrances, the Intercreditor Agreement, and matters disclosed on Schedule 4.03. Further, as of the Closing Date, all oil and gas properties subject to mortgages pursuant to the Revolving Credit Agreement are Mortgaged Properties.

SECTION 4.04.   Litigation. Other than as set forth in Schedule 4.04, there are no legal actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, or any of its properties before any court or administrative agency (federal, state or local), which could reasonably be expected to constitute a Material Adverse Effect, and there are no judgments or decrees affecting the Borrower, or its property (including the Collateral) which are or could reasonably be expected to become an Encumbrance against such property (other than a Designated Title Exception or a Permitted Encumbrance); provided that no breach of this Section 4.04 shall occur if the same is discharged within 30 days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

SECTION 4.05.   Approvals. No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of the shareholders of the Borrower is or will be required in connection with the execution and delivery by the Borrower of the Related Documents or the performance by the Borrower of its obligations hereunder and under the other Related Documents, except to the extent obtained.

SECTION 4.06.   Required Insurance. The Borrower maintains insurance with insurance companies in such amounts and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower operates.

SECTION 4.07.   Licenses. The Borrower possesses adequate franchises, licenses and permits to own its properties and to carry on its business as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08.   Adverse Agreements. The Borrower is not a party to any agreement or instrument, nor subject to any charter or other restriction, materially and adversely affecting the business, properties, assets, or operations of the Borrower or its condition (financial or otherwise), and the Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material Adverse Effect.

SECTION 4.09.   Default or Event of Default. No Default or Event of Default hereunder has occurred and is continuing or will occur as a result of the giving effect hereto.

SECTION 4.10.   Employee Benefit Plans. Each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (a) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any such plan, (b) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (c) no steps have been taken to terminate any such plan.

SECTION 4.11.   Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.12.   Public Utility Holding Company Act. The Borrower is not a “holding company,” or a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 4.13.   Regulations X, T and U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Loans will be used for the purpose of purchasing or carrying such margin stock.

SECTION 4.14.   Location of Offices and Records. As of the date hereof, the chief place of business of the Borrower, and the office where the Borrower keeps all of its records concerning the Collateral, is 1000 Louisiana Street, Suite 1500, Houston, Texas 77002.

SECTION 4.15.   Information. All written information heretofore or contemporaneously herewith furnished by the Borrower to the Administrative Agent and/or the Lenders for the purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding projections, estimates, and engineering reports) is, and all such information hereafter furnished by or on behalf of the Borrower to the Administrative Agent and/or the Lenders will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading as of such date, in light of the circumstances under which the statements contained in such information were made, taken as a whole. To the best knowledge of the Borrower, the engineering reports delivered to the Administrative Agent and/or the Lenders in connection with this Agreement do not contain any material inaccuracies and/or omissions. The said engineering reports, however, are based upon professional opinions, estimates and projections and the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. All other projections and estimates by the Borrower delivered hereunder or in connection herewith were prepared in good faith on the basis of the assumptions believed by the Borrower in good faith to be reasonable in light of the then current and foreseeable business conditions of the Borrower and its Subsidiaries at the time of preparation thereof, it being understood by the Administrative Agent and the Lenders that actual results may vary from projected results.

SECTION 4.16.   Environmental Matters. Except as previously disclosed to the Administrative Agent in writing or as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect:

(a)   To the best of the Borrower’s knowledge and belief after due inquiry, the Borrower is in compliance with all applicable Environmental Laws and is not subject to any Environmental Liabilities;

(b)   To the best of the Borrower’s knowledge and belief after due inquiry, the Borrower has obtained all consents and permits required under all applicable Environmental Laws to operate its business as presently conducted or as proposed to be conducted and all such consents and permits are in full force and effect and the Borrower is in compliance with all terms and conditions of such consents and permits;

(c)   Neither the Borrower nor any of the present property or operations of the Borrower is subject to any order from or agreement with any Governmental Authority or private party respecting (i) failure to comply with any Environmental Law, (ii) any Remedial Action or (iii) any Environmental Liabilities except those orders and agreements with which the Borrower has complied;

(d)   None of the operations of the Borrower is subject to any judicial or administrative proceeding alleging a violation of, or liability under, any Environmental Law;

(e)   None of the operations of the Borrower, to the best of its knowledge after due inquiry, is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release;

(f)   The Borrower has not been required to file any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste as defined by 40 C.F.R. Part 261 or any state or local equivalent;

(g)   The Borrower has not been required to file any notice under any applicable Environmental Law reporting a Release;

(h)   There is not now, nor, to the best knowledge of the Borrower, has there ever been, on or in any property of the Borrower:

(i)   any unauthorized generation, treatment, recycling, storage or disposal of any hazardous waste as defined by 40 C.F.R. Part 261 or any state or local equivalent,

(ii)   any underground storage tanks or surface impoundments without proper permits,

(iii)   any asbestos - containing material, or

(iv)   any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment.

(i)   There have been no written commitments or agreements involving the Borrower from or with any Governmental Authority or any private entity (including the owner of the Mortgaged Properties or any portion thereof) relating to the generation, storage, treatment, presence, Release, or threatened Release on or into any of the properties of the Borrower or the environment (including off-site disposal of Hazardous Materials) or any Remedial Action with respect thereto;

(j)   The Borrower has not received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Materials;

(k)   To the best of the Borrower’s knowledge and belief after due inquiry, the Borrower has no liability in connection with any Release or threatened Release of Hazardous Materials;

(l)   No Environmental Lien has attached (and continues to attach) to any properties of the Borrower; and

(m)   There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the

Borrower in relation to any violation of Environmental Laws or Environmental Liabilities in relation to any properties or facility now or previously owned or leased by the Borrower which have not been made available to the Administrative Agent.

SECTION 4.17.   Solvency of the Borrower. The Borrower is and after consummation of the Transactions and the other transactions contemplated by this Agreement (including the making of the Loans), and after giving effect to all obligations incurred by the Borrower in connection herewith, will be, Solvent.

SECTION 4.18.   Governmental Requirements. The Collateral is in compliance with all current Governmental Requirements affecting the said property, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.19.   Corporate Authority of the Guarantors. Each Guarantor is a corporation duly created, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified and in good standing as foreign corporation in all other jurisdictions where the failure to qualify would have an adverse effect upon its ability to perform its obligations under this Agreement and all Related Documents to which it is a party. Each Guarantor has the corporate power to enter into this Agreement and the Guarantee. Each Guarantor has the power to perform its obligations hereunder and under the Loan Documents and Related Documents to which it is a party. The making and performance by each Guarantor of the Loan Documents and Related Documents to which it is a party have all been duly authorized by all necessary corporate or company action, and do not and will not violate any provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to any Guarantor, or the articles of incorporation and bylaws of any Guarantor. The making and performance by each Guarantor of the Loan Documents and Related Documents to which it is a party do not and will not result in a breach of or constitute a default under the Revolving Credit Agreement or any material indenture or loan or credit agreement or any other material agreement or instrument to which any Guarantor is a party or by which it may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Related Documents) upon or with respect to any of the properties now owned or hereafter acquired by any Guarantor, and no Guarantor is in default under or in violation of any such order, writ, judgment, decree, determination, award, indenture, agreement or instrument to the extent any such default or violation could reasonably be expected to have a Material Adverse Effect. Each of the Loan Documents and Related Documents to which any Guarantor is a party constitutes a legal, valid and binding obligation of such Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Guarantee ranks pari passu to the guarantee of the Guarantors provided pursuant to the Revolving Credit Agreement. As of Closing Date, CCBM is the only Subsidiary.

SECTION 4.20.   Security Agreement. The Security Agreement creates a second priority security interest in one hundred percent (100%) of the issued and outstanding stock of each Guarantor. There are no other Encumbrances affecting the said stock except for a first priority Encumbrance granted by the Borrower as security to the First Lien Secured Parties (as defined in the Intercreditor Agreement) to secure the First Lien Obligations (as defined in the Intercreditor Agreement).

SECTION 4.21.   Tax Returns. Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal and all state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.22.   Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened. Except for those matters that could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable federal or material applicable state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

SECTION 4.23.   Survival of Representations and Warranties. The Borrower understands and agrees that the Administrative Agent and the Lenders are relying upon the above representations and warranties in making the Loans to the Borrower. The Borrower further agrees that the foregoing representations and warranties shall be true and correct in all material respects as of the date(s) made or deemed made and shall remain in full force and effect until such time as the Indebtedness included in clause (c) of the definition thereof shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

ARTICLE V

Affirmative Covenants

In addition to the covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by the Borrower, the Borrower covenants and agrees as follows:

SECTION 5.01.   Financial Statements; Other Reporting Requirements. The Borrower shall furnish or cause to be furnished to the Administrative Agent who will deliver to each Lender:

(a)   as soon as available and in any event within 120 days following the close of fiscal year of the Borrower, audited consolidated financial statements of the Borrower consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, certified by independent certified public accountants of recognized standing acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld),

(b)   as soon as available and in any event within 45 days following the close of each calendar quarter, interim consolidated financial statements of the Borrower, consisting of a balance sheet as of the end of such quarter and statements of income and cash flow, certified as true and correct by the Borrower’s chief financial officer as having been prepared in accordance with GAAP consistently applied,

(c)   upon each submission of the financial statements required by clauses (a) and (b) above, a compliance certificate signed by the chief financial officer of the Borrower in the form of Exhibit G, certifying (i) that he has reviewed this Agreement and to the best of his knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (ii) that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein, and (iii) (x) (A) the fair market value of any Proved Reserves Disposed of pursuant to Section 6.02(a) and (B) the fair market value of any Proved Reserves acquired as contemplated by clause (ii)(3) of Section 6.02(a), in each case during the immediately preceding fiscal quarter, and that all such Proved Reserves acquired during the immediately preceding fiscal quarter were acquired within the time period permitted by such clause (ii)(3) and (y) (A) the fair market value of all assets disposed of pursuant to Section 6.02(b) and (B) the fair market value of all assets acquired as contemplated by clause (ii)(2) of Section 6.02(b), in each case during the immediately preceding fiscal quarter, and that all such assets acquired during the immediately preceding fiscal quarter were acquired within the time period permitted by such clause (ii)(2), and said certificate shall include a schedule of all Hedging Agreements to which the Borrower or any Guarantor is a party,

(d)   as soon as available and in any event within 30 days after filing, a copy of the Borrower’s federal tax returns,

(e)   by March 31st of each year, a third party engineering report (prepared at the Borrower’s expense) from one or more independent petroleum engineering firms of recognized standing reasonably acceptable to the Administrative Agent (which shall be deemed to include the firms issuing the Initial Reserve Reports) dated as of the preceding December 31 covering the proved oil and gas properties owned by the Borrower and the Guarantors (other than immaterial properties excluded consistent with past practice), in form reasonably satisfactory to the Administrative Agent and containing pricing assumptions consistent with the definition of the term “PV-10 Value”,

(f)   as soon as available and in any event within 45 days after the end of each quarter, the following reports and data: reports of production (attributable to the proved oil and gas properties owned by the Borrower and the Guarantors (other than immaterial properties excluded consistent with past practice)), commodity prices, sales revenues, operating expenses for the Leases, and production taxes, in form reasonably acceptable to the Administrative Agent and containing pricing assumptions consistent with the definition of the term “PV-10 Value”,

(g)   as soon as available and in any event within 70 days after the end of each of the first three quarters of each year, an internally prepared engineering report covering the proved oil and gas properties owned by the Borrower and the Guarantors (other than immaterial properties excluded consistent with past practice), and dated as of no earlier than 30 days prior to the end of such quarter, in form reasonably satisfactory to the Administrative Agent and containing pricing assumptions consistent with the definition of the term “PV-10 Value”,

(h)   promptly after the furnishing thereof, copies of any financial statement, report or notice of default or material event furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement (including the Revolving Credit Agreement and all documents relating thereto), other than this Agreement, and not otherwise required to be furnished to the Administrative Agent pursuant to any other provision of this Section 5.01,

(i)   subject to Section 5.11, such other financial information or other information concerning the Borrower as the Administrative Agent and/or the Lenders may reasonably request from time to time, and

(j)   promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 5.02.   Notice of Default; Litigation; ERISA Matters. The Borrower shall give written notice to the Administrative Agent as soon as reasonably possible and in no event more than five Business Days of (a) the occurrence of any Default or Event of Default hereunder of which it has knowledge, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto, (b) the filing of any actions, suits or proceedings against the Borrower or any Subsidiary in any court or before any governmental authority or tribunal of which it has knowledge, which could reasonably be expected to cause a Material Adverse Effect with respect to the Borrower, (c) the occurrence of a reportable event under, or the institution of steps by the Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which the Borrower may have liability, or (d) the occurrence of any other action, event or condition of any nature of which it has knowledge which could reasonably be expected to cause, or lead to, or result in, any Material Adverse Effect with respect to the Borrower.

SECTION 5.03.   Maintenance of Existence, Properties and Liens. (a) The Borrower shall (i) continue to engage in the Subject Business and other business activities reasonably related thereto, (ii) maintain its existence and good standing in each jurisdiction in which it is required to be qualified, (iii) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect, (iv) duly observe and conform to all material requirements of any governmental authorities relative to the conduct of its business or the operation of its properties or assets, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect, and (v)  maintain in favor of the Collateral Agent for the ratable benefit of the Secured Parties a perfected lien and security interest in the Collateral, subject only to Permitted Encumbrances and Designated Title Exceptions.

(b)   Within 90 days after the Closing Date (or such longer period of time as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower shall furnish to the Administrative Agent title opinions and/or title information as of a date not earlier than the Closing Date, which title opinions and/or title information shall cover not less than 80% of the net present value of the proved oil and gas reserves owned by the Borrower and each Guarantor, taken as a whole, as set forth in the Initial Reserve Reports.

(c)   Within 90 days after the making a request therefor by the Administrative Agent (or such longer period of time as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower shall furnish the Administrative Agent with (i) title opinions and/or title information reasonably satisfactory to the Administrative Agent covering not less than 80% of the net present value of the proved oil and gas reserves owned by the Borrower and each Guarantor, taken as a whole, as set forth in the most recent Reserve Report delivered pursuant to

Section 5.01(e) or (g) or (ii) a certificate of the chief financial officer of the Borrower confirming that there has been no change in such information since the prior request.

SECTION 5.04.   Taxes. The Borrower shall pay or cause to be paid when due, all taxes, local and special assessments, and governmental charges of every type and description, that may from time to time be imposed, assessed and levied against its properties. The Borrower further agrees to furnish the Administrative Agent with evidence that such taxes, assessments, and governmental and other charges due by the Borrower have been paid in full and in a timely manner, if such data is requested by the Administrative Agent. Notwithstanding the foregoing, the Borrower may withhold any such payment or elect to contest any lien if the Borrower is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as the Collateral Agent’s interest in the Collateral is not jeopardized.

SECTION 5.05.   Compliance with Environmental Laws. The Borrower shall comply with all Environmental Laws and shall use reasonable commercial efforts to cause all of its employees, agents, invitees or sublessees (while such Persons are acting within the scope of their relationship with the Borrower) to (a) comply with all Environmental Laws with respect to the disposal of Hazardous Materials, (b) pay immediately when due the cost of removal of any such Hazardous Materials, and (c) keep the Borrower’s properties free of any lien imposed pursuant to any Environmental Laws; provided that no breach of this Section 5.05 shall occur if (i) such breach is cured within 30 days after the Borrower is notified of non-compliance or an appeal or appropriate proceedings for review thereof is taken within such period and the Borrower is not obligated to comply pending such appeal or other appropriate proceedings or (ii) such breach could not reasonably be expected to have a Material Adverse Effect.

The Borrower shall give notice to the Administrative Agent as soon as reasonably possible and in no event more than five days after it receives any compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities relating to its properties or elsewhere which may reasonably be expected to result in a Default or Event of Default; the Borrower agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly respond to and comply with any such compliance orders, citations or notices, and, upon the Administrative Agent’s request, to provide the Administrative Agent with satisfactory evidence of such compliance that requires expenditures in excess of $500,000; provided, however, that nothing contained herein shall preclude the Borrower from contesting any such compliance orders, citations or notices if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and the Collateral Agent’s security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

Regardless of whether any Event of Default hereunder shall have occurred and be continuing, the Borrower (A) releases and waives any present or future claims against the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons for indemnity or contribution in the event the Borrower becomes liable for any Environmental Lien and/or Remedial Action and/or

other Environmental Liability, and (B) agrees to defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons from any and all Environmental Liabilities, including all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against the Lenders by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or Release from or onto the property of the Borrower of any Hazardous Materials, regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including Comprehensive Environmental Response, Compensation and Liability Act or any so called federal, state or local “super fund” or “super lien” laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of the Lender. THE COVENANTS AND INDEMNITIES CONTAINED IN THIS SECTION 5.05 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, PROVIDED THAT SUCH INDEMNITIES SHALL NOT, AS TO ANY INDEMNIFIED PARTY, BE AVAILABLE TO THE EXTENT THAT SUCH INDEMNITY MATTERS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT ON THE PART OF SUCH INDEMNIFIED PARTY; AND, PROVIDED, HOWEVER, NO RELEASE, WAIVER, DEFENSE OR INDEMNITY SHALL BE AFFORDED UNDER THIS SECTION 5.05 IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT AND/OR THE LENDERS OR THEIR AGENTS OR REPRESENTATIVES DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS, OR ITS AGENTS OR REPRESENTATIVES, SHALL HAVE OBTAINED OWNERSHIP, OPERATION OR POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

SECTION 5.06.   Further Assurances. The Borrower shall, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by the Administrative Agent, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

SECTION 5.07.   Financial Covenants. The Borrower shall comply with the following covenants and ratios:

(a)   Minimum Current Ratio. The Borrower shall at all times maintain a minimum Current Ratio of 1.00 to 1.00.

(b)   Maximum Leverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter a ratio of Total Net Debt to EBITDA of not more than (i) 3.50 to 1.00 in the case of periods ending on June 30, 2005 through and including June 30, 2006 and (ii) 3.25 to 1.0 in the case of any period thereafter, calculated on a rolling four quarters basis. For the purposes of this covenant, EBITDA shall not include the net revenue attributable to assets pledged to secure Non-Recourse Debt. The term “Total Net Debt” shall mean, on any date of determination, the Borrower’s consolidated Debt excluding Non-Recourse Debt and Debt of any Unrestricted Subsidiary on such date, less the amount of unrestricted cash and cash equivalents on hand at the Borrower and the Guarantors.

(c)   Minimum Proved Reserve Coverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter a ratio of (x) PV-10 Value as of a date not earlier than 30 days prior to the end of such fiscal quarter to (y) Total Net Debt on the last day of such fiscal quarter of not less than (i) 1.50 to 1.00 in the case of the last day of any fiscal quarter (commencing with the fiscal quarter ending on June 30, 2005) ending on or before September 30, 2006 and (ii) 2.00 to 1.00 in the case of the last day of any fiscal quarter thereafter.

(d)   Interest Coverage Ratio. The Borrower shall maintain as of the last day of each fiscal quarter (commencing with the fiscal quarter ending on June 30, 2005) a ratio of EBITDA for the four fiscal quarter period ending on such day to Interest Expense for such period of at least (i) 2.75 to 1.00 in the case of any fiscal quarter ending on or before June 30, 2006 and (ii) 3.00 to 1.00 in the case of any fiscal quarter thereafter.

SECTION 5.08.   Operations. The Borrower shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules and regulations respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA, and other laws applicable to any employee benefit plans which they may have, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

SECTION 5.09.   Change of Location. (a) The Borrower shall, within ten (10) Business Days prior to any such change, notify the Administrative Agent in writing of any proposed change in the location of its chief executive office.

(b)   The Borrower shall, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a), deliver to the Administrative Agent a certificate of the chief financial officer of the Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.09(b).

SECTION 5.10.   Employee Benefit Plans. The Borrower shall maintain each employee benefit plan as to which it may have any liability, in material compliance with all applicable requirements of law and regulations.

SECTION 5.11.   Field Audits; Other Information. Upon reasonable prior notice, the Borrower shall allow the Administrative Agent’s employees and agents access to its books and records and properties during normal business hours to perform field audits from time to time (provided, that so long as no Event of Default has occurred and is continuing, there may be no more than two such field audits in any calendar year). The Borrower shall pay all reasonable costs and expenses associated with such field audits. The Borrower shall provide the Administrative Agent with such other information as the Administrative Agent may reasonably request from time to time, subject in all cases to any confidentiality restrictions that may be applicable to the Borrower and its Subsidiaries and to any confidentiality restrictions that the Borrower reasonably imposes on the Persons receiving such information; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to disclose to the Administrative Agent or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information; and provided, further, that the Borrower will use commercially reasonable efforts to furnish such information (excluding information covered by confidentiality restrictions in agreements relating to seismic, geologic or geophysical data or similar technical and business matters relating to the exploration for oil and gas), which requirement shall be satisfied if the Administrative Agent is offered the opportunity to review such confidential information by executing or otherwise becoming a party to the confidentiality restrictions on substantially the same terms (including any standstill provisions) as are applicable to the Borrower.

SECTION 5.12.   Insurance. The Borrower shall maintain in effect all insurance required by this Agreement and the Collateral Documents, and the Borrower agrees to comply with the requirements of Section 4.06 above. The Borrower agrees to provide the Administrative Agent with certificates or binders evidencing such insurance coverage on an annual basis, and, if requested by the Administrative Agent, the Borrower further agrees to promptly furnish the Administrative Agent with copies of all renewal notices and copies of receipts for paid premiums. The Borrower shall provide the Administrative Agent with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than the seventh day before any such existing policy or policies should expire (or, in the event such certificates or binders are unavailable to the Borrower on such day, within one Business Day of receipt of such certificates or binders by the Borrower).

SECTION 5.13.   Subsidiaries. The Borrower agrees that any Subsidiary (excluding Unrestricted Subsidiaries, if any) of the Borrower formed by or on behalf of, or acquired by, the Borrower after the date of this Agreement shall, promptly upon such formation or acquisition, execute a Guarantee of the Indebtedness (in a form substantially similar to the Guarantee).

SECTION 5.14.   Additional Mortgaged Properties. (a) Within 60 days after the Closing Date (or such longer period of time as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower agrees to execute and deliver such documents (and the Borrower agrees to execute and deliver such additional documents from time to time thereafter as are reasonably requested by the Administrative Agent) to provide that at least the greater of (i) 90% and (ii) the percentage threshold established in the Revolving Credit Agreement, of the net present value of the proved oil and gas reserves owned by the Borrower and each Guarantor, taken as a whole, are Mortgaged Properties.

(b)   In the event the Tangible Net Worth of any Guarantor (calculated with respect to CCBM without including the capital stock of Pinnacle so long as Pinnacle is not a Subsidiary) exceeds 3% or more of the Tangible Net Worth of the Borrower and its Subsidiaries, on a consolidated basis, the Borrower shall cause such Guarantor to execute and deliver to the Administrative Agent, for the ratable benefit of the Secured Parties, Mortgages in form and substance reasonably acceptable to the Administrative Agent together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as the Administrative Agent shall reasonably deem necessary or appropriate to grant, evidence and perfect the Encumbrances in the assets and properties of such Guarantor (provided in no event shall the capital stock of Pinnacle be pledged so long as Pinnacle is not a Subsidiary).

SECTION 5.15.   Maintenance of Hedging Agreements. The Borrower shall maintain in effect Hedging Agreements with one or more counterparties reasonably acceptable to the Administrative Agent that establish minimum fixed prices reasonably acceptable to the Administrative Agent on a volume of Hydrocarbons production equal to not less than 40% of the total volume of such production projected from proved producing reserves for the succeeding twelve calendar months on a rolling twelve calendar month basis, to come from the Borrower’s proved developed producing reserves during such period.

ARTICLE VI

Negative Covenants

In addition to the negative covenants contained in the Collateral Documents, which covenants are hereby ratified and confirmed by the Borrower, the Borrower covenants and agrees as follows:

SECTION 6.01.   Limitations on Fundamental Changes. The Borrower shall not form any Subsidiary (excluding Unrestricted Subsidiaries) that does not execute a guaranty of the Indebtedness, nor shall the Borrower consummate any transaction of merger or consolidation unless the Borrower is the surviving entity, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

SECTION 6.02.   Disposition of Assets. (a) The Borrower shall not, and shall not permit any Guarantor to, convey, sell, lease, assign, transfer or otherwise dispose of (any of the foregoing, to “Dispose”, with Disposition having a correlative meaning) any of its property or assets constituting proved oil and gas reserves on the Borrower’s and the Guarantors’ oil and gas properties (“Proved Reserves”) (other than assignments of customary overrides, royalties, working interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the oil and gas properties to which such interests relate, and similar ordinary course transactions and Dispositions or series of related Dispositions of Proved Reserves with a fair market value not in excess of $1,000,000), unless (i) the fair market value of the consideration for any such Disposition is at least equal to the fair market value of the property or assets Disposed of (as conclusively determined by the Borrower in good faith) and (ii) the fair market value of all such Proved Reserves Disposed of pursuant to this Section 6.02(a), net of (1) the fair market value of all Proved Reserves (which, in the case of a Disposition of Proved Reserves located in a Core Operating Region, are located in one or more Core Operating Regions) constituting consideration to the Borrower for any such Disposition, (2) any Disposition the proceeds of which (net of costs and expenses associated therewith) are used to repay loans under the Revolving Credit Agreement to the extent required by Section 13.2 thereof, and (3) the fair market value of any Proved Reserves located in Core Operating Regions acquired by the Borrower or any Guarantor within 365 days of such Disposition, does not exceed (x) $15,000,000 in any fiscal year or (y) $60,000,000 in the aggregate.

(b)   The Borrower shall not, and shall not permit any Guarantor to, Dispose of any of its property or assets (other than Proved Reserves) (other than (I) assignments of customary overrides, royalties, working interests in exchange for a commitment of the transferee to bear a disproportionate share of the costs attributable to the oil and gas properties to which such interests relate and similar ordinary course transactions and Dispositions or series of related Dispositions of property and assets with a fair market value not in excess of $1,000,000 and (II) Permitted Dispositions) unless (i) such consideration is at least equal to the fair market value of the assets Disposed of (as conclusively determined by the Borrower in good faith) and (ii) the fair market value of all property or assets Disposed of pursuant to this Section 6.02(b), net of (1) the fair market value of all properties constituting consideration to the Borrower for any such Disposition, and (2) the fair market value of all assets useful to the business of the Borrower acquired by the Borrower or any Guarantor within 365 days of such Disposition, does not exceed (x) $12,000,000 in any fiscal year or (y) $40,000,000 in the aggregate.

SECTION 6.03.   Repurchase of Stock; Restricted Payments. The Borrower shall not (a) repurchase or redeem for cash any of its common stock or (b) pay any dividends or distributions, without the prior written consent of the Required Lenders; provided, however, that (i) the Borrower may declare and pay dividends consisting entirely of capital stock of the Borrower, (ii) the Borrower may make cash payments in lieu of fractional shares in an aggregate amount not exceeding $200,000, and (iii) the Borrower may declare and pay distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal fair market value at the time of declaration.

SECTION 6.04.   Encumbrances; Negative Pledge. The Borrower shall not create, incur, assume or permit to exist any Encumbrances on any of its property now owned or hereafter acquired, except for the following (hereinafter referred to as the “Permitted Encumbrances”):

(a)   Encumbrances for taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

(b)   Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers, materialmen and other Encumbrances arising by law in the ordinary course of business for sums either not yet due or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

(c)   inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

(d)   Encumbrances created by the Collateral Documents and any other Encumbrances in favor of the Collateral Agent and/or the Secured Parties to secure the Indebtedness;

(e)   Encumbrances granted prior to the date of this Agreement to secure Non-Recourse Debt, and/or Encumbrances granted after the date of this Agreement to secure Non-Recourse Debt;

(f)   Encumbrances existing on the date hereof and set forth in Schedule 6.04; provided that such Encumbrances shall secure only those obligations which they secure on the date hereof;

(g)   pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(h)   deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than capital lease obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)   zoning restrictions, easements, licenses, covenants, conditions, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and minor irregularities of title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;

(j)   deposits, encumbrances or pledges to secure payments of workmen’s compensation and other payments, public liability, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

(k)   any Designated Title Exceptions which are incurred in the ordinary course of business and would not materially adversely affect the operations of the Borrower or otherwise in the aggregate have a Material Adverse Effect;

(l)   any Encumbrance securing Purchase Money Debt; provided that (i) such security interest is incurred, and the Debt secured thereby is created, within 180 days after the acquisition (or completion of construction) of the property or assets subject thereto, (ii) the Debt secured thereby does not include any other Debt that is not from the same financing source, (iii) such security interest do not apply to any other property or assets of the Borrower or any Subsidiary except any such property or assets which are the subject of any Encumbrance securing Debt from such financing source, and (iv) such Encumbrance does not affect any of the Mortgaged Properties;

(m)   any Encumbrance existing on any property or asset (together with any receivables, intangibles and proceeds related thereto) prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Encumbrance is not created in contemplation of or in connection with such acquisition and (ii) such Encumbrance does not apply to any other property or assets of the Borrower or any Subsidiary; and provided further, that (x) such Encumbrances do not secure any Debt or other obligation not permitted under this Agreement, and (y) such Encumbrances do not affect any of the Mortgaged Properties;

(n)   Encumbrances securing Purchase Money Debt and Capital Lease Obligations in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (together with any receivables, intangibles and proceeds related thereto); provided that (i) such security interests secure Debt permitted by Section 6.05(k)(i), (ii) such security interests are incurred, and the Debt secured thereby is created, within 180 days after such acquisition (or completion of construction), (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary, and (iv) such security interests do not affect any of the Mortgaged Properties;

(o)   Encumbrances arising out of judgments or awards in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review; provided that the Borrower shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award;

(p)   Encumbrances on the property or assets of any Person existing at the time such Person becomes a Subsidiary and not incurred as a result of (or in connection with or in anticipation of) such Person’s becoming a Subsidiary; provided that such Encumbrances do not extend to or cover any property or assets of the Borrower or any Subsidiary other than the property or assets encumbered at the time such Person becomes a Subsidiary; and provided further, that (i) such Encumbrances do not secure any Debt or other obligation not permitted under this Agreement, and (ii) such Encumbrances do not affect any of the Mortgaged Properties;

(q)   Encumbrances securing Debt permitted to be incurred under Section 6.05(i);

(r)   Encumbrances securing (x) Debt that is permitted to be incurred under Section 6.05(e) and (y) all other First Lien Obligations (as defined in the Intercreditor Agreement); provided that, (i) such Encumbrances shall not encumber any property that is not subject to an Encumbrance of the appropriate priority in favor of, or for the benefit of, the Secured Parties to secure the Indebtedness, and (ii) Encumbrances securing (x) Debt that is permitted to be incurred under Section 6.05(e) and (y) all other First Lien Obligations (as defined in the Intercreditor Agreement) may be contractually senior to the Encumbrances created pursuant to the Collateral Documents on the terms set forth in the Intercreditor Agreement or on terms otherwise reasonably satisfactory to the Administrative Agent, but all such Encumbrances shall be pari passu with each other; and

(s)   Encumbrances affecting the Borrower’s equity interest in an Unrestricted Subsidiary.

SECTION 6.05.   Debts. The Borrower, without the prior written consent of the Required Lenders, shall not incur, create, assume or in any manner become or be liable in respect of any Debt, except for:

(a)   the Indebtedness;

(b)   trade payables or operating and facility leases from time to time incurred in the ordinary course of business;

(c)   Non-Recourse Debt not to exceed $25,000,000 at any time outstanding; provided that for any Non-Recourse Debt incurred by the Borrower subsequent to the execution of this Agreement, the Borrower must obtain the Required Lenders’ prior written consent to the relevant documentation establishing/evidencing the non-recourse nature and amount of such Non-Recourse Debt, which consent will not be unreasonably withheld;

(d)   Taxes, assessments or other government charges which are not yet due or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by generally accepted accounting principles shall have been made therefor;

(e)   Debt incurred under the Revolving Credit Agreement in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement at any time outstanding;

(f)   Debt (excluding Non-Recourse Debt) existing as of the date of this Agreement as set forth in Schedule 6.05, together with extensions or refinancings;

(g)   Indebtedness arising under any performance bond, or letter of credit obtained for similar purposes, or any reimbursement obligations in respect thereof, entered into in the ordinary course of business;

(h)   Debt of the Borrower to any wholly owned Subsidiary and Debt of any wholly owned Subsidiary to the Borrower or any other wholly owned Subsidiary;

(i)   Debt represented by Hedging Agreements permitted by this Agreement;

(j)   guarantees by the Borrower of Debt of any Subsidiary and by any Subsidiary of Debt of the Borrower or any other Subsidiary; and

(k)   subject to a maximum aggregate principal amount at any time outstanding not in excess of $5,000,000, the following: (i) Purchase Money Debt and Capital Lease Obligations; (ii) additional unsecured Debt; and (iii) Debt of any Person that becomes a Subsidiary after the date hereof; provided that such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary.

SECTION 6.06.   Investments, Loans and Advances. The Borrower shall not make or permit to remain outstanding any loans or advances to or make investments or acquire an equity interest in any Person, except for:

(a)   Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)   Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit rating obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)   Investments in certificates of deposit, banker’s acceptances, repurchase agreements and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)   Shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least $100,000,000 and invest only in obligations described in clauses (a) through (c) above to the extent that such shares are rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service in one of the two highest rating categories assigned by such agency for shares of such nature;

(e)   Loans by the Borrower to the Guarantors and any other Subsidiary of the Borrower that is a guarantor of the Indebtedness or capital contributions or investments by the Borrower in any Guarantor and any other Subsidiary of Borrower that is a guarantor of the Indebtedness; provided, however, the following loans, investments or capital contributions are excluded from this part (e): loans, investments or capital contributions by the Borrower to any Guarantor or any other Subsidiary of Borrower that is a guarantor of the Indebtedness, if such Guarantor or other said Subsidiary uses the proceeds of such loan, contribution or investment to invest in Pinnacle Gas Resources, Inc. or any other entity in which the Borrower, such Guarantor or other said Subsidiary owns an equity interest;

(f)   Loans or advances to employees in the ordinary course of business in an aggregate amount for all employees of the Borrower and the Subsidiaries not in excess of $750,000 at any one time outstanding;

(g)   Trade credits and accounts arising in the ordinary course of business;

(h)   Investments made as a result of the receipt of non-cash consideration from a Disposition that was made pursuant to and in compliance with this Agreement;

(i)   Investments made in any debtor of the Borrower as a result of the receipt of stock, obligations or securities in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary;

(j)   Investments made pursuant to the requirements of farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements entered into in the ordinary course of business (including advances to operators under operating agreements entered into by the Borrower in the ordinary course of business); provided that any such single investment in excess of $1,000,000 shall be approved by the Board of Directors of the Borrower;

(k)   Investments made in connection with the purchase, lease, or other acquisition of tangible assets of any Person and investments made in connection with the purchase, lease or other acquisition of all or substantially all of the business, of any Person, or all of the capital stock or other equity interests of any Person, or any division, line of business or business unit of any Person (including (i) by the merger or consolidation of such Person into the Borrower or any Subsidiary or by the merger of a Subsidiary into such Person and (ii) the purchase of proved reserves); provided that any newly acquired Subsidiary shall promptly comply with the requirements of Section 5.13; and

(l)   Any other investments in any Person having an aggregate fair market value (measured on the date each such investment was made and without giving effect to subsequent changes in value), when taken together with all other investments made pursuant to this clause (l) not to exceed the greater of (i) $2,000,000 and (ii) the basket from time to time set forth in the Revolving Credit Agreement for such investments.

SECTION 6.07.   Other Agreements. Except as set forth in Schedule 4.01, the Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith; provided that the Borrower may agree to the redemption or repurchase of its securities upon a change of control or dissolution, winding-up or liquidation of, or the merger or sale of substantially all the assets of, the Borrower (provided further that nothing in this Section 6.07 shall permit any action otherwise prohibited by Sections 6.01 and 6.02).

SECTION 6.08.   Transactions with Affiliates. Except as set forth on Schedule 6.08 attached hereto, the Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates unless such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained at the time of such transaction on an arm’s-length basis from a Person who is not an affiliate and if such transaction involves an amount in excess of $500,000, such transaction has been approved by a majority of the members of the Board of Directors of the Borrower having no personal stake in such transaction; provided, however, that this Section 6.08 (i) shall not apply to transactions between a Subsidiary and the Borrower or any other Subsidiary, or between Pinnacle and the Borrower or a Subsidiary, (ii) shall not prohibit any person serving as an officer, director, employee or consultant of the Borrower or any Subsidiary from (A) receiving reasonable compensation, benefits or indemnification in connection with his or her services in such capacity, provided that any such compensation, benefits or indemnification are approved by a majority of the disinterested members of the Board of Directors of the Borrower or by the Compensation Committee of the Borrower, (B) receiving advances for travel or other business expenses made in the ordinary course of business or (C) participating in any benefit or compensation plan; and (iii) shall not restrict the Borrower from repaying to any director or its affiliates when due on its scheduled maturity dates any indebtedness for borrowed money permitted to be incurred in accordance with this Agreement.

SECTION 6.09.   Use of Loan Proceeds. The Borrower shall not use any Loan proceeds to finance investments in marketable securities.

SECTION 6.10.   Commodity Transactions. The Borrower shall not enter into any speculative commodity transactions of any type or Hedging Agreement relating to the sale of aggregate Hydrocarbons production in excess of 85% of the total volume of such production projected in the most recent Reserve Report delivered to the Administrative Agent pursuant to Section 5.01(e) or Section 5.01(g), as applicable, to come from the Borrower’s proved developed reserves during the term of such Hedging Agreement (it being understood and agreed that for purposes of determining compliance with such 85% cap, the Borrower may in good faith take into account the pro forma effect on such projected production of new wells that are not included in the most recent Reserve Report and may enter into Hedging Agreements affecting such new wells subject to compliance with such 85% cap). Notwithstanding the foregoing, the maximum duration of any permitted Hedging Agreement shall not exceed 48 months; provided that, with respect to any Hedging Agreement with a duration in excess of 24 months, no more than 50% of the amount of the projected production to come from proved developed producing reserves may be subject to hedging arrangements pursuant to such Hedging Agreement during the period from and including the twenty-fifth month of such Hedging Agreement to and including the forty-eighth month of such Hedging Agreement.

SECTION 6.11.   Other Debt and Agreements. The Borrower shall not permit any waiver, supplement, modification or amendment of any of the terms of the Revolving Credit Agreement or any document relating thereto that is not permitted under the Intercreditor Agreement.

SECTION 6.12.   Business of the Borrower and Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, engage at any time in any business or business activity other than the Subject Business and other business activities reasonably related thereto.

ARTICLE VII

Events of Default

SECTION 7.01.   Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default:

(a)   Default Under the Indebtedness. Should the Borrower default in the payment of principal under the Indebtedness included in clause (c) of the definition thereof of the Borrower to the Lenders, or should the Borrower default in the payment of interest under the Indebtedness of the Borrower to the Lenders within 10 days after any such interest payment is due.

(b)   Default Under This Agreement. Should the Borrower violate or fail to comply fully with any of the terms and conditions of, or default under, this Agreement, and such default not be cured within 30 days of the occurrence thereof; provided, however, that the cure period available for a default in the obligation to maintain insurance coverages required hereby shall be 10 days.

(c)   Default Under Other Agreements. Should any event of default occur or exist under any of the Related Documents or should the Borrower and/or any Guarantor violate, or fail to comply fully with, any terms and conditions of any of the Collateral Documents or Related Documents, and such default not be cured within 20 days of the occurrence thereof.

(d)   Default in Favor of Third Parties. Should the Borrower or any Guarantor (i) fail to pay Debt having a principal amount in excess of $1,500,000 in the aggregate (other than the amounts referred to in Section 7.01(a)), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to Debt having a principal amount in excess of $1,500,000 in the aggregate, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt.

(e)   Insolvency. The following occurrences, in addition to the failure or suspension of the Borrower, shall constitute an Event of Default hereunder:

(i)   Filing by the Borrower and/or any Guarantor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by the Borrower and/or any Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by the Borrower and/or any Guarantor for, or the appointment by consent or acquiescence of, a receiver or trustee of the Borrower and/or any Guarantor for all or a substantial part of the property of the Borrower and/or any Guarantor; the making by the Borrower and/or any Guarantor, of an assignment for the benefit of creditors; the inability of the Borrower and/or any Guarantor or the admission by the Borrower and/or any Guarantor in writing, of its inability to pay its debts as they mature (the term “acquiescence” means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within 60 days after the appointment of a receiver or trustee); or

(ii)   Filing of an involuntary petition against the Borrower and/or any Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of 60 days from such filing; or the insolvency appointment of a receiver or trustee of the Borrower and/or any Guarantor for all or a substantial part of the property of the Borrower and/or any Guarantor and such appointment remains unvacated or unopposed for a period of 60 days from such appointment, execution or similar process against any substantial part of the property of the Borrower and/or any Guarantor and such warrant remains unbonded or undismissed for a period of 60 days from notice to the Borrower or any Guarantor of its issuance.

(f)   Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of the Borrower and/or any Guarantor be commenced.

(g)   False Statements. Should any representation or warranty of the Borrower made by the Borrower to the Administrative Agent and/or the Lenders in this Agreement or any other Loan Document or in any certificate or statement furnished thereunder prove to be incorrect or misleading in any material respect when made or reaffirmed.

(h)   Change in Control. Should a Change in Control occur.

Notwithstanding the foregoing, the occurrence of an “Event of Default” by the Borrower or any Subsidiary under the Revolving Credit Agreement or any indenture, loan or credit agreement or similar document governing Debt permitted to be incurred under Section 6.05(e) shall not constitute an Event of Default hereunder until the earlier of (i) 45 days of the occurrence of the event resulting in such “Event of Default” under the Revolving Credit Agreement or such other instrument, so long as such Event of Default shall not have been cured or waived during such 45-day period, and (ii) acceleration of any portion of the Debt under the Revolving Credit Agreement or such other instrument.

Upon the occurrence of an Event of Default, at the Lenders’ option, all Indebtedness included in clause (c) of the definition thereof of the Borrower will become immediately due and payable, except that in the case of an Event of Default of the type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. For any other Event of Default, the Administrative Agent, upon request of the Required Lenders, shall by notice to the Borrower declare the principal of, and all interest then accrued on, the Loans any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which the Borrower and each Guarantor hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding. Upon the occurrence of an Event of Default and upon the request of the

Required Lenders, the Administrative Agent shall exercise any and all rights and remedies under the Loan Documents, or any of them, granted to the Administrative Agent hereunder or granted to the Administrative Agent at law or in equity, including foreclosure of the Collateral. Nothing contained in this Article VII shall be construed to limit or amend in any way the Events of Default enumerated in any Loan Document, or any other document executed in connection with the transaction contemplated herein.

Upon the occurrence and during the continuance of any Event of Default, the Lenders are hereby authorized at any time and from time to time, without notice to the Borrower or the Guarantors (any such notice being expressly waived by the Borrower and the Guarantors), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any of the Lenders to or for the credit or the account of the Borrower against any and all of the indebtedness of the Borrower under the Loan Documents, including this Agreement, irrespective of whether or not the Lenders shall have made any demand under the Loan Documents, including this Agreement and although such indebtedness may be unmatured. Any amount set off by the Lenders shall be applied against the indebtedness owed the Lenders by the Borrower pursuant to this Agreement. The Lenders agree promptly to notify the Borrower after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lenders under this Section 7.01 are in addition to other rights and remedies (including other rights of set-off) which the Lenders may have.

SECTION 7.02.   Waivers. Except as otherwise provided for in this Agreement and by applicable law, the Borrower and each Guarantor waive to the extent permitted by applicable law (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and Guarantees at any time held by the Administrative Agent for the benefit of the Lenders on which the Borrower and the Guarantors may in any way be liable and hereby ratify and confirm whatever the Administrative Agent and/or the Lenders may do in this regard, (ii) all rights to notice and a hearing prior to the Administrative Agent’s taking possession or control of, or to the Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing the Administrative Agent to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. The Borrower and each Guarantor acknowledge that they have been advised by counsel of their choice with respect to this Agreement, the other Collateral Documents, and the transactions evidenced by this Agreement and other Collateral Documents.

SECTION 7.03.   Notice to Delta Farms Lessors. The Borrower and each Guarantor hereby authorize and direct the Administrative Agent to provide the lessors of the oil, gas and mineral leases granted by Delta Farms to the Borrower (the “Delta Farms Lessors”) with a copy of any notice of the occurrence of any Event of Default which the Administrative Agent may choose or be required to send to the Borrower and/or each Guarantor under this Agreement. The Borrower and each Guarantor hereby release the

Administrative Agent and the Lenders and hold the Administrative Agent and the Lenders harmless from any liability occasioned by the giving of or the failure to give any such notice, it being understood that the Administrative Agent shall use its best efforts to provide such notice to the Delta Farms Lessors, but shall have no obligation or liability to Delta Farms Lessors for its failure to do so. Under no circumstances shall Delta Farms Lessors be considered as a third party beneficiary of this Agreement.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01.   Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)   if to the Borrower or any Guarantor, to it at 1000 Louisiana Street, Suite 1500, Houston, TX 77002, Attention of Paul F. Boling  (Fax No. (713) 328-1060);

(b)   if to the Administrative Agent, to Credit Suisse, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Group (Fax No. (212) 325-8304); and

(c)   if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As may be agreed to among the Borrower, each Guarantor, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.02.   Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower and the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.19 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03.   Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Guarantor, and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04.   Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, each Guarantor, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)   Each Lender may assign to one or more assignees (other than any Competitor) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with notice to the Borrower (unless such assignment is made in connection with the primary syndication of the Loans to Persons previously identified to the Borrower or is made to an existing Lender or an affiliate thereof) and with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans), (ii) the parties to each such assignment shall (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which, for the avoidance of doubt, shall not be for the account of the Borrower, other than in respect of an assignment initiated by the Borrower pursuant to Section 2.20), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any fees accrued for its account prior to the effective date specified in such Assignment and Acceptance and not yet paid). The term “Related Funds” shall mean with respect to any Lender that is a fund or combined investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an affiliate of such investment advisor.

(c)   By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance and that it is not a Competitor; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.02 or delivered pursuant to Section 5.01, the Intercreditor Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender and will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. The Administrative Agent shall be entitled to rely, without any independent investigation, on the representations and warranties and other statements deemed to be made by the assigning Lender and the assignee pursuant to this Section 9.04(c) and shall not incur any liability for relying thereon.

(d)   The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, each Guarantor, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Guarantor, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)   Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)   Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than Competitors) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor or all or substantially all of the Collateral).

(g)   Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)   Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)   Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower on the Closing Date pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j)   Neither the Borrower nor any Guarantor shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05.   Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made.

(b)   The Borrower and each Guarantor agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any Guarantor or any of their respective affiliates) of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee (including, in the case of any matter initiated by the Borrower or any of its affiliates against any Indemnitee, any judgment so rendered against such Indemnitee, or any legal fees and expenses related to such matter). No Indemnitee may settle any claim to be indemnified without the consent of the Borrower and each Guarantor (collectively, the “Indemnitors”), such consent not to be unreasonably withheld; provided that no Indemnitor may withhold consent to any settlement that an Indemnitee proposes if such Indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against such Indemnitor at that time, including the maximum potential claims pending or, to the knowledge of such Indemnitee, threatened against such Indemnitee to be indemnified pursuant to this Section 9.05.

(c)   To the extent that the Borrower or any Guarantor fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined at any time based upon its share of the sum of the outstanding Loans and unused Commitments at such time.

(d)   To the extent permitted by applicable law, neither the Borrower nor any Guarantor shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)   The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06.   Right of Setoff. As security for the prompt and punctual payment of the Indebtedness, the Borrower collaterally pledges and assigns to each Lender any rights which the Borrower may have to funds which the Borrower maintains on deposit with such Lender, and each Lender is hereby authorized at any time and from time to time, if an Event of Default shall have occurred and be continuing, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or any Guarantor against any of and all the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07.   Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.   Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Guarantor in any case shall entitle the Borrower or any Guarantor to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, each Guarantor and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release any Guarantor or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (v) reduce the percentage contained in the definition of the term “Required Lenders” or reduce the percentage contained in Section 5.14(a) without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

SECTION 9.09.   Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all

Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.   Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.   Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.   Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14.   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.   Jurisdiction; Consent to Service of Process. (a) Each of the Borrower and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, any Guarantor or their respective properties in the courts of any jurisdiction.

(b)   Each of the Borrower and each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16.   Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower or any Guarantor and related to the Borrower or any Guarantor or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or any Guarantor. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17.   USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and each Guarantor that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the USA Patriot Act.

SECTION 9.18.   Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Encumbrances provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as agent for and representative of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Revolving Credit Agreement to extend credit to the Borrower and such lenders are intended third-party beneficiaries of such provisions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARRIZO OIL & GAS, INC.,

by:	/s/ Paul F. Boling
Title: Chief Financial Officer

CCBM, Inc.,

by:	/s/ Paul F. Boling
Name: Paul F. Boling
Title: Chief Financial Officer

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent

by:	/s/ James Morgan
Title: Managing Director

by:	/s/ Denise L. Alvarez
Title: Associate